Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
IAA, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-232497) on Form S-8 of IAA, Inc. of our report dated March 18, 2020, with respect to the consolidated balance sheets of IAA, Inc. as of December 29, 2019 and December 30, 2018, the related consolidated statements of income, comprehensive income, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 29, 2019, and the related notes, which report appears in the December 29, 2019 annual report on Form 10-K of IAA, Inc..

/s/ KPMG LLP

Chicago, Illinois
March 18, 2020